EXHIBIT 5

August 27, 2012

DIRECTV
2230 East Imperial Highway
El Segundo, California 90245

Ladies and Gentlemen:

In my capacity of Executive Vice President and General Counsel for DIRECTV, a Delaware corporation (the “Company”), I have examined the following: (i) Post-Effective Amendment No. 2 to Form S-8 Registration Statement No. 333-163226, (ii) Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-172246, and (iii) Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-163227 (collectively, the “Post-Effective Amendments”) in form as proposed to be filed by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to the provisions of the Securities Act of 1933, as amended, relating to the registration of an aggregate of 98,909,565 shares (the “Shares”) of the common stock, par value $0.01 per share, of the Company (the “Common Stock”), under the following plans and agreements (each, a “Plan”): (i) 15,785,836 shares of Common Stock which may be issued upon the terms and subject to the conditions set forth in The DIRECTV Group, Inc. Amended and Restated 2004 Stock Plan. (ii) 1,000,000 shares of Common Stock which may be issued upon the terms and subject to the conditions set forth in the DIRECTV 401(k) Savings Plan, (iii) 41,676 shares of Common Stock which may be issued upon the terms and subject to the conditions set forth in The DIRECTV Group, Inc. Amended and Restated Deferred Compensation Plan for Non-Employee Directors, (iv) 52,218,345 shares of Common Stock which may be issued upon the terms and subject to the conditions set forth in the Amended and Restated Hughes Electronics Corporation Incentive Plan, (v) 11,837,990 shares of Common Stock which may be issued upon the terms and subject to the conditions set forth in The Liberty Entertainment, Inc. Transitional Stock Adjustment Plan, and (vi) 18,025,718 shares of Common Stock which may be issued upon the terms and subject to the conditions set forth in the DIRECTV 2010 Stock Plan.

In this connection, I have examined such records, documents and proceedings as I have deemed relevant and necessary as a basis for the opinions expressed herein.

Upon the basis of the foregoing, I am of the opinion that the Shares, when delivered pursuant to the terms of the applicable Plan referred to in the Post-Effective Amendments, will have been duly and validly authorized and issued and will be fully paid and nonassessable shares of Common Stock.

I hereby consent to the filing of this opinion with the Commission as an exhibit to the Post-Effective Amendments and to any and all references to me in the Post-Effective Amendments.

Yours very truly,

/s/ Larry D. Hunter
Name:	Larry D. Hunter
Title:	Executive Vice President and General Counsel